UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ARCA biopharma, Inc.
(Name of Issuer)

Common stock
(Title of Class of Securities)

00211Y100
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00211Y100	Page 2 of 17

1	Names of reporting persons Venrock Healthcare Capital Partners, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) PN

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 3 of 17

1	Names of reporting persons. Venrock Healthcare Capital Partners II, L.P.
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) PN

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 4 of 17

1	Names of reporting persons. VHCP Co-Investment Holdings, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) OO

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 5 of 17

1	Names of reporting persons. VHCP Co-Investment Holdings II, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) OO

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 6 of 17

1	Names of reporting persons. VHCP Management, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) OO

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 7 of 17

1	Names of reporting persons. VHCP Management II, LLC
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization Delaware
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) OO

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 8 of 15

1	Names of reporting persons. Koh, Bong
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) IN

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 9 of 17

1	Names of reporting persons. Hove, Anders
2	Check the appropriate box if a member of a group (see instructions) (a) ☒1 (b) ☐
3	SEC use only
4	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	5	Sole voting power 0
	6	Shared voting power 1,865,7492
	7	Sole dispositive power 0
	8	Shared dispositive power 1,865,7492
9	Aggregate amount beneficially owned by each reporting person 1,865,7492
10	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11	Percent of class represented by amount in Row (9) 19.9%3
12	Type of reporting person (see instructions) IN

1.
Venrock Healthcare Capital Partners, L.P. (“VHCP”); Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); VCHP Co-Investment Holdings, LLC (“Co-Invest”); VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); VCHP Management, LLC; VCHP Management II, LLC; Anders Hove and Bong Koh are members of a group for the purposes of this Schedule 13G/A.

2.
Consists of: (i) 390,912 shares of common stock held directly by VHCP and 82,279 shares of common stock currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock held directly by VHCP II and 161,577 shares of common stock currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock held directly by Co-Invest and 15,046 shares of common stock currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock held directly by Co-Invest II and 65,516 shares of common stock currently exercisable under a warrant held by Co-Invest II.

3.
This percentage is calculated based upon (i) 9,051,217 shares of the Issuer’s common stock outstanding as of November 10, 2015, as set forth in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 12, 2015, plus (ii) 324,418 shares of common stock currently exercisable under warrants held by the Reporting Persons.

CUSIP No. 00211Y100	Page 10 of 17

Introductory Note: This Schedule 13G/A is filed on behalf of Venrock Healthcare Capital Partners, L.P., a limited partnership organized under the laws of the state of Delaware (“VHCP”), Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the state of Delaware (“VHCP II”), VHCP Co-Investment Holdings, LLC., a limited liability company organized under the laws of the state of Delaware (“Co-Invest”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the state of Delaware (“Co-Invest II), VCHP Management, LLC, a limited liability company organized under the laws of the state of Delaware, VCHP Management II, LLC, a limited liability company organized under the laws of the state of Delaware, Anders Hove and Bong Koh in respect of the shares of common stock of ARCA biopharma, Inc.

Item 1.

(a)	Name of Issuer:

ARCA biopharma, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

11080 CirclePoint Road, Suite 140
Westminster, CO 80020

Item 2.

(a)	Name of Persons Filing:

Venrock Healthcare Capital Partners, L.P.
Venrock Healthcare Capital Partners II, L.P.
VHCP Co-Investment Holdings, LLC
VHCP Co-Investment Holdings II, LLC
VHCP Management, LLC
VHCP Management II, LLC
Anders Hove
Bong Koh

(b)	Address of Principal Business Office or, if none, Residence:

New York Office	Palo Alto Office	Boston Office

530 Fifth Avenue	3340 Hillview Avenue	470 Atlantic Avenue
22nd Floor	Palo Alto, CA 94304	4th Floor
New York, NY 10036		Boston, MA, 02210

(c)	Citizenship:

All entities are organized in Delaware. The individuals are both United States citizens.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

00211Y100

Item 3:	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 00211Y100	Page 11 of 17

Item 4.	Ownership:

(a)	Amount beneficially owned as of December 31, 2015:

Venrock Healthcare Capital Partners, L.P.	1,865,749	(1)
Venrock Healthcare Capital Partners II, L.P.	1,865,749	(1)
VHCP Co-Investment Holdings, LLC	1,865,749	(1)
VHCP Co-Investment Holdings, LLC	1,865,749	(1)
VHCP Management, LLC	1,865,749	(1)
VHCP Management II, LLC	1,865,749	(1)
Anders Hove	1,865,749	(1)
Bong Koh	1,865,749	(1)

(b)	Percent of class as of December 31, 2015:

Venrock Healthcare Capital Partners, L.P.	19.9%
Venrock Healthcare Capital Partners II, L.P.	19.9%
VHCP Co-Investment Holdings, LLC	19.9%
VHCP Co-Investment Holdings II, LLC	19.9%
VHCP Management, LLC	19.9%
VHCP Management II, LLC	19.9%
Anders Hove	19.9%
Bong Koh	19.9%

(c)	Number of shares to which the person has as of December 31, 2015:

(i)	Sole power to vote or to direct the vote:

Venrock Healthcare Capital Partners, L.P.	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings, LLC	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management, LLC	0
VHCP Management II, LLC	0
Anders Hove	0
Bong Koh	0

(ii)	Shared power to vote or to direct the vote:

Venrock Healthcare Capital Partners, L.P.	1,865,749	(1)
Venrock Healthcare Capital Partners II, L.P.	1,865,749	(1)
VHCP Co-Investment Holdings, LLC	1,865,749	(1)
VHCP Co-Investment Holdings, LLC	1,865,749	(1)
VHCP Management, LLC	1,865,749	(1)
VHCP Management II, LLC	1,865,749	(1)
Anders Hove	1,865,749	(1)
Bong Koh	1,865,749	(1)

CUSIP No. 00211Y100	Page 12 of 17

(iii)	Sole power to dispose or to direct the disposition of:

Venrock Healthcare Capital Partners, L.P.	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings, LLC	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management, LLC	0
VHCP Management II, LLC	0
Anders Hove	0
Bong Koh	0

(iv)	Shared power to dispose or to direct the disposition of:

Venrock Healthcare Capital Partners, L.P.	1,865,749	(1)
Venrock Healthcare Capital Partners II, L.P.	1,865,749	(1)
VHCP Co-Investment Holdings, LLC	1,865,749	(1)
VHCP Co-Investment Holdings, LLC	1,865,749	(1)
VHCP Management, LLC	1,865,749	(1)
VHCP Management II, LLC	1,865,749	(1)
Anders Hove	1,865,749	(1)
Bong Koh	1,865,749	(1)

(1)
These shares are owned directly as follows: (i) 390,912 shares of common stock are held directly by VHCP and 82,279 shares of common stock are currently exercisable under a warrant held by VHCP; (ii) 767,660 shares of common stock are held directly by VHCP II and 161,577 shares of common stock are currently exercisable under a warrant held by VHCP II; (iii) 71,487 shares of common stock are held directly by Co-Invest and 15,046 shares of common stock are currently exercisable under a warrant held by Co-Invest; and (iv) 311,272 shares of common stock are held directly by Co-Invest II and 65,516 shares of common stock are currently exercisable under a warrant held by Co-Invest II.

Item 5.	Ownership of Five Percent or Less of Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

CUSIP No. 00211Y100	Page 13 of 15

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 00211Y100	Page 14 of 15

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2016

Venrock Healthcare Capital Partners, L.P.			Venrock Healthcare Capital Partners II, L.P.

By:	VHCP Management, LLC		By:	VHCP Management II, LLC
Its:	Manager		Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Co-Investment Holdings, LLC			VHCP Co-Investment Holdings II, LLC

By:	VHCP Management, LLC		By:	VHCP Management II, LLC
Its:	Manager		Its:	General Partner

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

VHCP Management, LLC			VHCP Management II, LLC

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	Name:	David L. Stepp		Name:	David L. Stepp
	Its:	Authorized Signatory		Its:	Authorized Signatory

Anders Hove			Bong Koh

By:	/s/ David L. Stepp		By:	/s/ David L. Stepp
	David L. Stepp, as attorney-in-fact			David L. Stepp, as attorney-in-fact

CUSIP No. 00211Y100	Page 15 of 15

EXHIBITS

A:	Joint Filing Agreement (Incorporated by reference from Exhibit A to Schedule 13G filed on June 25, 2015)

B:	Power of Attorney for Anders Hove

C:	Power of Attorney for Bong Koh

CUSIP No. 00211Y100	Page 16 of 17

EXHIBIT B

POWER OF ATTORNEY FOR ANDERS HOVE

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of David L. Stepp, Mark G. Thompson, and Dick Bradshaw, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)
prepare execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act ) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)
take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact, or (c) until such attorney-in-fact shall no longer be employed by VR Management, LLC (or its successor).

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 4th day of January, 2010.

/s/ Anders Hove

CUSIP No. 00211Y100	Page 17 of 17

EXHIBIT C

POWER OF ATTORNEY FOR BONG KOH

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of Lisa Harris, Sherman G. Souther, Jr. and David L. Stepp, signing individually, the undersigned’s true and lawful attorney-in fact and agent to:

(i)
prepare, execute and file, for and on behalf of the undersigned, any and all documents and filings that are required or advisable to be made with the United States Securities and Exchange Commission, any stock exchange or similar authority, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including without limitation (a) any Joint Filing Agreement under Rule 13d-1(k) of the Exchange Act (or any successor provision thereunder), Schedule 13D and Schedule 13G (or any successor schedules or forms adopted under the Exchange Act) and any amendments thereto in accordance with Section 13 of the Exchange Act and the rules thereunder, and (b) Forms 3, 4 and 5 and any amendments thereto in accordance with Section 16(a) of the Exchange Act and the rules thereunder; and

(ii)
take any other action of any nature whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is Venrock assuming, any of the undersigned’s responsibilities to comply with the Exchange Act, including without limitation Sections 13 and 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the earliest to occur of (a) the undersigned is no longer required to file any form or document with respect to the undersigned’s holdings of and transactions in securities issued by a company, (b) revocation by the undersigned in a signed writing delivered to the foregoing attorney-in-fact or (c) until such attorney-in-fact shall no longer be employed by Venrock.

IN WITNESS WHEREOF, the undersigned has cause this Power of Attorney to be executed as of this 26th day of January, 2015.

/s/ Bong Koh